Exhibit 4.22

SIDE AGREEMENT

Reference is made to that certain Securities Purchase Agreement dated as of November 9, 2017 among CollPlant Holdings Ltd. (the “Company”), and Ami Sagi 70291935, an Israeli citizen (“Ami”) (including its successors and assigns), including any Schedules, Annexes and Exhibits thereto, as may be amended, supplemented or otherwise modified from time to time (“Purchase Agreement”).

WHEREAS, the Company and Ami have entered into the Purchase Agreement in connection with the sale of securities of the Company; and

WHEREAS, Ami or his successors or assigns (the “Holder”) may hold Warrants to purchase Ordinary Shares represented by American Depositary Shares issued to Holder on the Second Closing as such terms are defined in the Purchase Agreement (the “Warrants”); and

WHEREAS, the Warrants may be exercisable to an amount of up to 9,300,000 Ordinary Shares (the “Warrant Shares”) represented by 186,000 American Depositary Shares (“ADSs”), as subject to adjustment as provided in the Warrants (the “Warrant ADSs”); and

WHEREAS, the Company and the Holder wish to distinguish the “anti-dilution mechanism” detailed in Section 3(b) of the Warrants into a separate right of Holder, independent from the terms of the Warrants;

NOW, THEREFORE, as set forth in this side agreement (“Side Agreement”) in consideration of the foregoing, the Company and the Holder (collectively: “Parties”) agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and the Warrant, as applicable.

Section 2. Subsequent Equity Sales. Until the two (2) year anniversary of the First Closing Date, if the Company or any Subsidiary thereof, as applicable, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any ADSs, Ordinary Shares or any Ordinary Share Equivalents at a price per share or exercise price (whichever is lower) paid for the securities less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Ordinary Shares or ADSs or any Ordinary Share Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Ordinary Shares or ADSs or any Ordinary Share Equivalents at a Base Share Price that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price. Such adjustment shall be made whenever such Ordinary Shares or ADSs or any Ordinary Share Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 2 in respect of an Exempt Issuance. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Ordinary Shares or ADSs or any Ordinary Share Equivalents subject to this Section 2, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 2, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant ADSs based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. The provisions of this Section 2 shall be effective only on the date immediately following the date on which the Company becomes a corporation reporting under Chapter E3 of the Israeli Securities Law and the provisions of this Section 2 shall apply on such day with retroactive effect as of the Original Issue Date.

Section 3. Miscellaneous. The provisions of Section 3(a) (Share Dividends and Splits), Section 3(c) (Subsequent Rights Offerings), Section 3(d) (Fundamental Transaction), Section 3(e) (Calculations), Section 3(f) (Notice to Holder), Section 4 (Transfer of Warrant) and Section 5 (Miscellaneous) of the Warrants are hereby incorporated by reference, mutatis mutandis.

Section 4. Counterparts and Signature. This Side Agreement may be executed in two or more counterparts (including by fax or electronic scan, such as PDF), each of which shall be deemed to be an original, with the same effect as if the signatures hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by fax or electronic scan, such as PDF) to the other Party.

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IN WITNESS WHEREOF, the parties hereto have caused this Side Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COLLPLANT HOLDINGS LTD.		Address for Notice:

By:	/s/ Yehiel Tal	Fax:
Name:Yehiel Tal
	Title: CEO	E-Mail:	yehiel@collplant.corn;
eran@collplant.com
By:	/s/ Eran Rotem
Name: Eran Rotem
Title: Deputy CEO & CFO

With a copy to (which shall not constitute notice):

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SIGNATURE PAGE FOR HOLDER FOLLOWS]

[Signature Page to Side Agreement]

[HOLDER SIGNATURE PAGES TO SIDE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Side Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Holder:_______________________________________________________

Signature of Authorized Signatory of Holder:_________________________________

Name of Authorized Signatory: ___________________________________________________

Title of Authorized Signatory:_____________________________________________________

Email Address of Authorized Signatory:_____________________________________________

Facsimile Number of Authorized Signatory:__________________________________________

Address for Notice to Holder:

Address for Delivery of Securities to Holder (if not same as address for notice):

[Signature Page to Side Agreement]